CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Marine Growth Ventures, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated June 22, 2005, relating to the consolidated financial statements of Marine Growth Ventures, Inc. and Subsidiaries as of December 31, 2004 and for the year ended December 31, 2004 and for the period from November 6, 2003 (inception) through December 31, 2003, which appears in this Registration Statement on Form SB-2. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
September 2, 2005